Exhibit 10

Contract of Sale

This contract of sale (this “Contract”) made as of October 7, 2009 between NPDC Holdings, Inc. formally named MXL Industries, Inc., a Delaware corporation, having an address at 903 Murray Road, PO Box 1960, East Hanover, New Jersey 07936 (“Seller”) and Little Whaley Holdings LLC, a New York Limited Liability Company, having an address c/o Marvin Schwartz, 605 Third Avenue, 42nd Floor, New York, New York 10158-3698 (“Purchaser”).

NOW THEREFORE, in consideration of ten ($10.00) dollars and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             The Property.

Seller shall sell and convey and Purchaser shall purchase all that certain plot, piece or parcel of land situate, lying and being in the Town of Pawling, County of Dutchess and State of New York, together with all improvements thereon (collectively the “Property”), more particularly described on Schedule A attached hereto and made a part thereof, together with Seller’s ownership and rights, if any, to land lying in the bed of any street or highway, opened or proposed, adjoining the Property to the center line thereof, including any right of Seller to any unpaid award by reason of any taking by condemnation and/or for any damage to the Property by reason of change of grade of any street or highway.  At the Closing (as hereinafter defined) or thereafter, at no additional cost to Purchaser, Seller shall deliver any documents that Purchaser may reasonably require for the conveyance of such title and the assignment and collection of such award or damages.

2.             As Is.

The parties acknowledge that this is forrest/vacant land and that it is being conveyed “as is”, subject to the terms and conditions of this Contract and that Seller shall have no obligation to perform any work or repair any damage to the Property.

3.             Purchase Price;  No Mortgage Contingency.

(a)           The purchase price payable by Purchaser to Seller for the Property is TWELVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($12,500,000.00) (the “Purchase Price”) payable as follows:

(i) ONE MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($1,250,000.00) (the “Downpayment”) upon the execution and delivery of this Contract, by Purchaser’s good check payable to Escrowee (as hereinafter defined), subject to collection, the receipt of which is hereby acknowledged, to be held in escrow pursuant to Paragraph 4 of this Contract;  and

(ii) the balance of the Purchase Price in the amount of ELEVEN MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 ($11,250,000.00) at Closing in accordance with Paragraph 5.

(b)          Purchaser shall not obtain financing in connection with the purchase of the Property pursuant to this Contract and Purchaser’s obligation to close hereunder is not contingent upon Purchaser’s ability to obtain such financing.

4.            Downpayment in Escrow.

(a)           Seller’s attorney, Susan T. Grayburn, Esq (the “Escrowee”) shall hold the Downpayment in escrow for Seller’s account in an IOLA account at Citibank, NA located at 72st Street and Broadway, New York, New York 10023 until the Closing or sooner termination of this Contract and shall pay over or apply the Downpayment in accordance with the terms of this Paragraph 4.  The Social Security or Federal Identification numbers of the parties shall be furnished to the Escrowee upon request.  At the Closing, the Downpayment shall be paid by the Escrowee to Seller.

(b)           If for any reason the Closing does not occur and either party gives Notice (as defined in Paragraph 22 hereof) to the Escrowee demanding payment of the Downpayment, the Escrowee shall give prompt Notice to the other party of such demand.  If the Escrowee does not receive Notice of objection from such other party to the proposed payment within ten (10) business days after the giving of such Notice, the Escrowee is hereby authorized and directed to make such payment.  If the Escrowee does receive such Notice of objection within such ten (10) business day period or if for any other reason the Escrowee in good faith shall elect not to make such payment, the Escrowee shall continue to hold such amount until otherwise directed by Notice from the parties to this Contract or a final, nonappealable judgment, order or decree of a court.  However, the Escrowee shall have the right at any time to deposit the Downpayment with the clerk of a court in New York County and shall give Notice of such deposit to Seller and Purchaser.  Upon such deposit or other disbursement in accordance with the terms of this paragraph, the Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)           The parties acknowledge that, although the Escrowee is acting solely as a stakeholder at their request and for their convenience and that the Escrowee shall not be liable to either party for any act or omission on its part unless taken or suffered in bad faith or in willful disregard of this Contract or involving gross negligence on the part of the Escrowee.

(d)           Seller and Purchaser jointly and severally (with right of contribution) hereby agree to defend (by attorneys selected by the Escrowee), indemnify and hold the Escrowee harmless from and against all costs, claims and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with the performance of the Escrowee’s duties hereunder, except with respect to actions or omissions taken or suffered by the Escrowee in bad faith or in willful disregard of this Contract or involving gross negligence on the part of the Escrowee.

(e)           The Escrowee may act or refrain from acting in respect of any matter referred to herein in full reliance upon and with the advice of counsel which may be selected by it and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

(f)           The Escrowee acknowledges receipt of the Downpayment by check subject to collection and the Escrowee’s agreement to the provisions of this paragraph by signing in the place indicated on the signature page of this Contract.

(g)           The Escrowee shall be permitted to act as counsel for Seller in any dispute as to the disbursement of the Downpayment or any other dispute between the parties whether or not the Escrowee is in possession of the Downpayment and continues to act as the Escrowee.

(h)           The party whose attorney is the Escrowee shall be liable for loss of the Downpayment.

5.             Acceptable Funds.

All money payable under this Contract, unless otherwise specified, shall be paid by:

(a)           cash, but not over $1,000.00;

(b)           good certified check of Purchaser drawn on or official check issued by any bank, savings bank, trust company or savings and loan association having a banking office in the State of New York, unendorsed and payable to the order of Seller, or as Seller may otherwise direct upon reasonable prior Notice (by telephone or otherwise) to Purchaser;

(c)           as to money other than the Purchase Price payable to Seller at Closing, uncertified check of Purchaser up to the amount of $2,000.00; and

(d)           as otherwise agreed to in writing by Seller or Seller’s attorney.

6.             Permitted Exceptions.

The Property shall be conveyed subject to the following (the “Permitted Exceptions”):

(a)           zoning and subdivision laws and regulations, and landmark, historic or wetlands designation;

(b)           consents for the erection of any structures on, under or above any streets on which the Property may abut;

(c)           encroachments over any adjoining property and encroachments projecting from adjoining property over the Property;

(d)           real estate taxes that are a lien, but are not yet due and payable;

(e)           all facts on the Subdivision Plat of Willow Lake Estates filed June 30, 1977 as Map. No. 5183, prepared by James K. Devine, Land Surveyor, Pawling, New York 12564 as 86017-8, a copy of which has been given to and reviewed by Purchaser;

(f)           all violations;

(g)          such physical conditions of the Property as a physical inspection thereof would disclose;

(h)          covenants, restrictions, rights, easements, agreements and licenses, of record, if any;

(i)            any state of facts an inspection and an accurate and current survey of the Property would show;

(i)            utility easements, conditions, reservations, zoning, if any, of the City or County in which the Property is situated;

(k)           all items listed on Schedule B attached hereto and made a part hereof;  and

(l)            standard printed exceptions contained in any certificate of title and/or title policy issued to Purchaser at the Closing.

7.              Governmental Violations and Orders.

The Property shall be conveyed subject to all violations whether noted or issued and Seller shall have no obligation to cure any violation or to comply with any notes or notices of violations of law or municipal ordinances, orders or requirements whether or not noted or issued by any governmental or quasi governmental department having authority as to lands, housing, buildings, fire, health, environmental and labor conditions affecting the Property.  The Property shall be conveyed subject to the same at Closing.  Seller shall furnish Purchaser with any authorizations necessary to make the searches that could disclose these matters.

8.              Seller’s and Purchaser’s Representations.

(a)           Seller represents and warrants to Purchaser that:

(i)          Seller is the sole owner of the Property and has the full right, power and authority to sell, convey and transfer the same in accordance with the terms of this Contract subject to the Permitted Exceptions; and

(ii)         Seller is not a “foreign person”, as that term is defined for purposes of the Foreign Investment in Real Property Tax Act, Internal Revenue Code (“IRC”) Section 1445, as amended, and the regulations promulgated thereunder (collectively “FIRPTA”).

(b)           Seller covenants and warrants that all of the representations and warranties set forth in this Contract shall be true and correct at Closing.

(c)           Except as otherwise expressly set forth in this Contract, none of Seller’s covenants, representations, warranties or other obligations contained in this Contract shall survive Closing.

(d)          Purchaser represents and warrants to Seller that:

(i)            there are no judgments or liens outstanding against Purchaser;

(ii)           Purchaser has not been the subject of any bankruptcy or insolvency proceedings;

(iii)          Purchaser is duly formed, validly existing and in good standing in the State of New York;

(iv)         The execution, delivery and performance of this Contract has been duly authorized by Purchaser;

(v)          The individual executing this Contract on behalf of Purchaser has been duly authorized by Purchaser to bind Purchaser; and

(vi)          Purchaser has sufficient assets and income to close this transaction subject to the terms of this Contract.

9.             Condition of the Property.

(a)           Purchaser acknowledges and represents that:

(i)            Purchaser is fully aware of the physical condition of the Property based on Purchaser’s own inspection and investigation thereof;

(ii)           Purchaser is entering into this Contract based solely upon such inspection and investigation and not upon any information, data, statements or representations, written or oral, as to the physical condition, use, zoning, cost of operation or any other matter related to the Property, given or made by Seller or its representatives; and

(iii)          With regard to the physical condition of the Property, Purchaser shall accept the Property “as is” in its present condition and state of repair, subject to reasonable use, wear, tear and natural deterioration between the date hereof and the date of Closing, without any reduction in the Purchase Price or claim of any kind for any change in such condition by reason thereof subsequent to the date of this Contract.

(b)           Notwithstanding anything to the contrary set forth in this Contract, Purchaser acknowledges and agrees that Seller has not made and is not making any representations or warranties with respect to the physical condition of the Property, zoning for the Property, the permitted uses of the Property or any other matter or thing affecting or relating to the Property except as set forth in this Contract.

(c)           Purchaser and its authorized representatives shall have the right, at reasonable times and upon reasonable Notice (by telephone or otherwise) to Seller, to inspect the Property prior to Closing, provided that Purchaser shall, at Purchaser’s sole cost and expense, repair any damage to the Property caused by any such inspection.

10.           Insurable Title.

Seller shall convey and Purchaser shall accept such title to the Property in accordance with the terms of this Contract as a title company authorized to do business in the State of New York (the “Title Company”) shall be willing to insure in accordance with its standard form of title policy approved by the New York State Insurance Department, subject only to the matters provided for in this Contract including the Permitted Exceptions and such other matters as such Title Company shall be willing to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Property.

11.           Closing, Deed and Title.

The “Closing” means the settlement of the obligations of Seller and Purchaser to each other under this Contract, including the payment of the Purchase Price to Seller, and the delivery to Purchaser of a bargain and sale deed (the “Deed”) with covenants against grantor’s acts in proper statutory short form for recording, duly executed and acknowledged, so as to convey to Purchaser title to the Property in accordance with the terms of this Contract subject to the Permitted Exceptions.  The deed shall contain a covenant by Seller as required by subd. 5 of Section 13 of the Lien Law.

12.           Closing Date and Place.

The Closing shall take place at the office of Susan T. Grayburn, Esq., 2109 Broadway Suite 200, New York, New York 10023 on October 20, 2009 at 10:00 AM.

13.           Documents to be delivered by Seller and Purchaser at Closing.

(a)           At the Closing, Seller shall deliver the following to Purchaser:

(i)            a certificate stating that Seller is not a foreign person, which certificate shall be in the form then required by FIRPTA or a withholding certificate from the I.R.S.  If Seller fails to deliver the aforesaid certificate or if Purchaser is not entitled under FIRPTA to rely on such certificate, Purchaser shall deduct and withhold from the purchase price a sum equal to ten percent (10%) thereof (or any lesser amount permitted by law) and shall at Closing remit the withheld amount with the required forms to the Internal Revenue Service;

(ii)           any affidavits required as a condition of recording the deed; and

(iii)          the Deed.

(b)           At the Closing, Purchaser shall deliver the following to Seller:

(i)            all affidavits and other tax or recording forms and documents required as a condition of recording the Deed,

(ii)           a copy of the Articles of Formation of Purchaser certified by the Secretary of State of the State of New York;

(iii)          evidence that Purchaser is a duly formed and validly existing limited liability company in good standing in the State of New York;

(iv)          a resolution of Purchaser authorizing the execution and delivery of this Contract and the consummation of the transactions contemplated hereby;

(v)           payment of the balance of the purchase price; and

(vi)         the releases referred to in Par. 24 hereof.

14.           Deed Transfer and Recording Taxes.

At Closing, certified or official bank checks payable to the order of the appropriate State, City or County officer in the amount of any applicable transfer and/or recording tax payable by reason of the delivery or recording of the Deed shall be delivered by the party required by law or by this Contract to pay such transfer and/or recording tax, together with any required tax returns duly executed and sworn to, and such party shall cause any such checks and returns to be delivered to the appropriate officer promptly after Closing.  The obligation to pay any additional tax or deficiency and any interest or penalties thereon and to file such reports and/or returns shall survive Closing.

15.           Apportionments and Other Adjustments.

(a)           To the extent applicable, the following shall be apportioned as of midnight of the day before the day of Closing:

(i)            real estate taxes, water charges and sewer rents, on the basis of the fiscal period for which assessed, if any; and

(ii)           any other charges or assessments assessed against the Property.

(b)           If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes shall be upon the basis of the tax rate for the immediately preceding fiscal period applied to the latest assessed valuation.

(c)           If on the date of Closing the Property is affected by an assessment which is or may become payable in annual installments, then for the purposes of this Contract the record owner of the Property at the time each installment of the assessment is payable shall be responsible for the payment thereof.

(d)           Any errors or omissions in computing apportionments or other adjustments at Closing shall be corrected within a reasonable time following Closing.  This subparagraph shall survive Closing.

16.           Allowance for Unpaid Taxes, etc.

Seller shall have the option to credit Purchaser as an adjustment to the Purchase Price with the amount of any unpaid taxes, assessments, water charges and sewer rents, if any, together with any interest and penalties thereon to a date not less than five (5) business days after Closing, provided that official bills therefor computed to said date are produced at Closing.

17.           Use of Purchase Price to Remove Encumbrances.

If at Closing there are other liens or encumbrances that Seller is obligated to pay or discharge, Seller may use any portion of the balance of the Purchase Price to pay or discharge them, provided Seller shall simultaneously deliver to Purchaser at Closing instruments in recordable form and sufficient to satisfy such liens or encumbrances of record, together with the cost of recording or filing said instruments.  As an alternative, Seller may deposit sufficient monies with the title insurance company employed by Purchaser acceptable to and required by it to assure their discharge, but only if the title insurance company will insure Purchaser’s title clear of the matters or insure against their enforcement out of the Property.  Upon reasonable prior Notice (by telephone or otherwise), Purchaser shall provide separate official bank checks as requested to assist in clearing up these matters.

18.           Title Examination; Seller’s Inability to Convey; Limitations of Liability.

(a)           Purchaser shall order an examination of title in respect of the Property from a title company licensed or authorized to issue title insurance by the New York State Insurance Department or any agent for such title company within five (5) business days after the execution of this Contract.  Promptly after receipt thereof, Purchaser shall cause a copy of the title report and of any additions thereto to be delivered to:  Susan T. Grayburn, Esq., 2109 Broadway, Suite 200, New York, New York 10023, stgrayburn@aol.com , Tel 212 362 0125 Fax 212 362 0126.

(b)           If at the date of Closing Seller is unable to transfer title to the Property to Purchaser in accordance with this Contract, or Purchaser has other valid grounds for refusing to close, whether by reason of liens, encumbrances or other objections to title or otherwise (collectively called “Defects”), other than the Permitted Exceptions and other items subject to which Purchaser is obligated to accept title hereunder or which Purchaser may have waived and if Purchaser shall be unwilling to waive the same and to close title without abatement of the Purchase Price, then, except as hereinafter set forth, Seller shall have the right, at Seller’s sole election, either to (i) take such action as Seller may deem advisable to remove, remedy, discharge or comply with such Defects or (ii) cancel this Contract.  If Seller elects to take action to remove, remedy, discharge or comply with such Defects, Seller shall be entitled to adjourn the date for Closing hereunder for a period or periods not exceeding ninety (90) days in the aggregate, by Notice to Purchaser and the date for Closing shall be adjourned to a date specified by Seller not beyond such period.  If for any reason whatsoever, Seller shall not have succeeded in removing, remedying, discharging or complying with all of such Defects at the expiration of such adjournment(s), and if Purchaser shall still be unwilling to waive the same and to close title without abatement of the Purchase Price, then either party may cancel this Contract by Notice to the other given within five (5) business days after such adjourned date.

(c)           If this Contract is cancelled pursuant to its terms, other than as a result of Purchaser’s default, this Contract shall terminate and come to an end, and unless set forth in this Contract to the contrary, neither party shall have any further rights, obligations or liabilities against or to the other hereunder or otherwise, except that Seller shall promptly refund or cause the Escrowee to refund the Downpayment to Purchaser.

19.           Affidavit as to Judgments, Bankruptcies, etc.

If a title examination discloses judgments, bankruptcies or other returns against persons having names the same as or similar to that of Seller, Seller shall deliver an affidavit at Closing that they are not against Seller.

20.           Defaults and Remedies.

(a)           If Purchaser defaults hereunder, Seller’s sole remedy shall be to receive and retain the Downpayment as liquidated damages, it being agreed that Seller’s damages in case of Purchaser’s default might be impossible to ascertain and that the Downpayment constitutes a fair and reasonable amount of damages under the circumstances and is not a penalty.

(b)           If Seller defaults hereunder, Purchaser shall have the remedy of specific performance and Seller shall reimburse Purchaser for out of pocket legal fees and disbursements not exceeding $25,000.00 upon receipt of paid receipts and the cost of title examination, excluding the cost of a survey, as its sole and exclusive remedies.  Purchaser shall not be entitled to consequential damages.

21.           Purchaser’s Lien.

All money paid on account of this Contract and the reasonable expenses of examination of title to the Property and of any survey and survey inspection charges, are hereby made liens on the Property, but such liens shall not continue after the termination of this Contract or the default by Purchaser under this Contract.

22.           Notices.

Any Notice or other communication (“Notice”) given under this Contract shall be in writing and sent by certified mail, postage prepaid, or delivered in person or by overnight courier, with receipt acknowledged, to the respective addresses given in this Contract for the party and the Escrowee, to whom the Notice is to be given, or to such other address as such party or the Escrowee shall hereafter designate by Notice given to the other party or parties and the Escrowee pursuant to this paragraph.  Each Notice mailed shall be deemed given on the third (3rd) business day following the date of mailing the same, and each Notice delivered in person or by overnight courier shall be deemed given when delivered, or sent by fax or email to the party’s attorney.  Each Notice by fax shall be deemed given when transmission is confirmed by the sender’s fax machine.  A copy of each Notice sent to a party shall also be sent to the party’s attorney.  The attorneys for the parties are hereby authorized to give and receive on behalf of their clients all Notices and deliveries.

If to Seller, to:	NPDC Holdings, Inc. 903 Murray Road PO Box 1960 East Hanover, New Jersey 07936 Att: Ira Sobotko Tel: 973 428 2600 Fax: ______________ Email: ira.sobotko@npdc.com

With a copy to:	Susan T. Grayburn, Esq. 2109 Broadway Suite 200 New York, New York 10023 Tel: 212 362 0125 Fax: 212 362 0126 Email: STGrayburn@aol.com

And a copy to:	Andrea D. Kantor, Esq. 54 Riverside Drive New York, New York Tel: 212 580 8114 Fax: 212 580 9563 Email: andrea.d.kantor@gmail.com

If to Purchaser, to:	Marvin Schwartz Neuberger Berman LLC 605 Third Avenue, 42nd Floor New York, NY 10158-3698 Tel: 212-476-5805 Fax: NONE Email: mschwartz@nb.com

With a copy to:	Lester A. Greenberg, Esq. Tarter Krinsky & Drogin LLP 1350 Broadway Tel: 212-216-8000 Fax: 212-216-8001 Email: lgreenberg@tarterkrinsky.com

23.           No Assignment.

This Contract may not be assigned by Purchaser without the prior written consent of Seller in each instance, which consent may be withheld or denied in Seller’s sole judgment and any purported assignment(s) made without such consent shall be void.

24.           Brokers.

(a)           Purchaser represents and warrants to Seller that it has not dealt with any broker, finder or like agent in connection with this Contract or the sale of the Property by Seller to Purchaser other than Sally Slater of Prudential Holmes & Kennedy Real Estate and Brian McGrath of Prudential Serls Prime Properties.   Purchaser hereby agrees to indemnify and defend Seller and all current and past related and affiliated companies of Seller and all parent and subsidiary companies of Seller and their related and affiliated companies, from and against all costs, claims and expenses, including reasonable attorneys’ fees and disbursements, arising out of the breach of Purchaser’s representations in this paragraph and Purchaser shall indemnify and hold Seller and all current and past related and affiliated  companies of Seller and all parent and subsidiary companies of Seller and their related and affiliated companies, harmless from and against any and all costs, claims and expenses, including reasonable attorneys’ fees and disbursements arising out of or in connection with a claim by Sally Slater and/or Prudential Holmes & Kennedy Real Estate in connection with this transaction or the Property.  The provisions of this paragraph shall survive Closing or the termination of this Contract.

(b)           Purchaser hereby expressly agrees to pay any commission or fee or claim for compensation to Sally Slater and Prudential Holmes & Kennedy Real Estate in connection with this transaction and to deliver at closing, a duly executed release by Sally Slater and Prudential Holmes & Kennedy Real Estate releasing Seller and all current and past related and affiliated companies of Seller and all parent and subsidiary companies of Seller and their related and affiliated companies, from any liability or claim for a commission or other compensation in connection with this transaction and waiving the right, if any, to encumber the Property with a lien or other instrument.  The delivery of the duly executed release shall be a condition precedent to closing.

(c)           Seller hereby expressly agrees to pay a commission in the amount of ONE HUNRED THIRTY THOUSAND AND NO/100 DOLLARS ($130,000.00) to Brian McGrath of Prudential Serls Prime Properties in connection with this transaction in consideration for a duly executed release from Brian McGrath and Prudential Serls Prime Properties releasing Seller and all current and past related and affiliated companies of Seller and all parent and subsidiary companies of Seller and all related and affiliated companies thereof, from any and all liability for a commission or other compensation in excess of $130,000.00 in connection with this transaction and waiving the right, if any, to encumber the Property with a lien or other instrument.  It shall be Purchaser’s obligation to deliver such release at closing.  The delivery of the duly executed release shall be a condition precedent to the closing.

25.           Miscellaneous.

(a)           All prior understandings, agreements, representations and warranties, oral or written, between Seller and Purchaser are merged into this Contract.  This Contract expresses the parties’ full agreement with respect to the transactions described herein and this Contract has been entered into after full investigation, neither party relying upon any statement made by anyone else that is not set forth herein.  Both parties were represented by counsel in the negotiation of this Contract.

(b)           Neither this Contract nor any provision thereof may be waived, changed or cancelled except in writing.

(c)           This Contract shall bind the heirs, distributees, legal representatives, successors and permitted assigns of the respective parties.

(d)           The parties hereby authorize their respective attorneys to agree in writing to any changes in dates and time periods provided for in this Contract.

(e)           Any singular word or term herein shall also be read as in the plural and the neuter shall include the masculine and feminine gender, whenever the sense of this Contract may require it.

(f)           The captions in this Contract are for convenience of reference only and in no way define, limit or describe the scope of this Contract and shall not be considered in the interpretation of this Contract or any provision hereof.

(g)           This Contract shall not be binding or effective until duly executed and delivered by Seller and Purchaser and until the Downpayment is given to the Escrowee.

(h)           Seller and Purchaser shall comply with IRC reporting requirements, if applicable. Each party shall execute, acknowledge and deliver to the other party such instruments, and take such other actions, as such other party may reasonably request in order to comply with IRC 6045(e), as amended, or any successor provision or any regulations promulgated pursuant thereto, insofar as the same requires reporting of information in respect of real estate transactions.  The parties designate Purchaser’s attorney as the attorney responsible for reporting this information as required by law.  The provisions of this subparagraph shall survive Closing.

(i)            Each party shall, at any time and from time to time, execute, acknowledge where appropriate and deliver such further instruments and documents and take such other action as may be reasonably requested by the other in order to carry out the intent and purpose of this Contract.  This subparagraph shall survive Closing.

(j)            This Contract is intended for the exclusive benefit of the parties hereto and, except as otherwise expressly provided herein, shall not be for the benefit of, and shall not create any rights in, or be enforceable by, any other person or entity.

(k)           This Contract is not contingent upon (x) the sale or leasing by Purchaser of any property owned by Purchaser, or (y) any other matter or condition except as may be expressly stated to the contrary herein.

(l)            The acceptance of a deed by Purchaser shall be deemed to be a full performance and discharge of every agreement and obligation on the part of Seller to be performed under this Contract, except those, if any, which are herein specifically stated to survive the Closing.

(m)          Seller may omit from the Deed to be delivered under this Contract all of the "subject to" provisions contained herein and Permitted Exceptions, and Purchaser agrees that such provisions shall, nevertheless, survive the delivery of the Deed.

(n)           Purchaser expressly acknowledges and agrees that this Contract shall not be recorded against the Property.  A default under this subparagraph shall be deemed a material breach of this Contract.

26.           Risk of Loss; Casualty.

(a)           The risk of loss or damage to the Property, by fire or other casualty, until the Closing, except if caused by Purchaser, is assumed by Seller, but without any obligation of Seller to repair or restore such loss or damage unless Seller elects to do so as hereinafter provided.  Seller shall notify Purchaser of the occurrence of any such loss or damage to the Property within ten (10) business days after such occurrence or by the date of Closing, whichever first occurs, and by such Notice shall state whether or not Seller elects to repair or restore the Property.  If Seller elects to repair and restore the Property, Seller's Notice shall set forth an adjourned date for the Closing, which shall be not more than ninety (90) days after the date of the giving of Seller's Notice.  If Seller does not elect to repair and restore the Property or, if Seller elects to repair and restore the Property but fails to complete the same on or before the adjourned Closing date, Purchaser shall either:

(i)   declare this Contract cancelled and of no further force or effect and receive a refund of the Downpayment in which event neither party shall thereafter have any further rights against, or obligations or liabilities to, the other by reason of this Contract except as otherwise provided to the contrary herein; or

(ii)   complete the purchase in accordance with this Contract without reduction in the Purchaser Price, except as provided in the next sentence.  If Seller carries hazard insurance covering such loss or damage, Seller shall turn over to Purchaser at the Closing the net proceeds actually collected by Seller under the provisions of such hazard insurance policies to the extent that they are attributable to loss of or damage to the Property, less any sums theretofore expended by Seller in repairing or restoring the Property or in collecting such proceeds;  and Seller shall assign (without recourse to Seller) Seller's right to receive any additional insurance proceeds which are attributable to the loss of or damage to the Property.

(iii)   If Purchaser fails to send Notice to Seller of which election Purchaser shall make within five (5) business days after the receipt of the Notice from Seller, Purchaser shall be deemed to have elected option (a)(ii).

(b)          If Seller does not elect to repair and restore the Property, Purchaser shall exercise either of the options under subsection (a)(i) or (ii) above, by Notice given to Seller within five (5) business days after receipt of Seller's Notice.  If Seller elects to repair and restore the Property and fails to complete the same on or before the adjourned closing date, Purchaser may exercise either of the resulting options within five (5) business days after the adjourned date for Closing.

27.            Post Closing Agreement.

If, within two (2) years after the closing date, Purchaser delivers to Seller a survey (the "Survey") of the Property, duly certified to Seller, its successors and assigns, by a licensed surveyor in the State of New York, then Seller will execute and deliver to Purchaser a correction quitclaim deed conveying to Purchaser all of Seller's right, title and interest in and to the property set forth on the Survey; provided, however, and subject to the condition that (i) Seller shall have no liability with respect to the accuracy of the Survey, and (ii) Seller shall not be deemed to have represented that Seller has any right, title and/or interest in and/or to the property described in the Survey, and (iii)

except Seller’s attorney fees and disbursements, Purchaser shall pay all costs and expenses in connection with the quitclaim deed, including, without limitation, all filing and recording fees and charges, title insurance fees and all transfer taxes or fees that may be due with respect to the recording of such quitclaim deed.

IN WITNESS WHEREOF, the Parties have executed this Contract as of the day and year first above written.

SELLER:
NPDC Holdings, Inc.

By:	/s/ IRA J. SOBOTKO
Name: Ira J. Sobotko
Title: Vice President

PURCHASER:
Little Whaley Holdings LLC

By:	/s/ LESTER A. GREENBERG
Lester A. Greenberg

Receipt of the Downpayment is acknowledged and the undersigned agrees to act in accordance with the provisions of Paragraph 4 above.

/s/ SUSAN T. GRAYBURN
Susan T. Grayburn, Esq., Escrowee

SCHEDULE A

LEGAL DESCRIPTION OF THE PROPERTY

 SCHEDULE B

THE PERMITTED EXCEPTIONS